Exhibit 14

HANDLEMAN COMPANY

CODE OF BUSINESS CONDUCT

AND ETHICS

CODE OF CONDUCT AND ETHICS

INTRODUCTION
• Overview	1
• Employment Relationship	1
• Handleman Core Values	1
• Responsibility	3
• Reporting of Illegal or Unethical Behavior	4
• Violations and Discipline	3
• Impact of Violations on Handleman and You	4
• Retaliation	4
• International Application	5

PERSONAL CONDUCT
• Non-discrimination and Equal Opportunity	5
• Anti-Harassment	5
• Harassment	5
• Sexual Harassment	6
• Diversity	6
• Performance	6
• Personal Interest	6
• Conflict of Interest	7
• Duty of Loyalty	8
• Vendor Gratuity Policy	9
• Solicitation of Vendor Gifts for Company Events	9
• Gift Giving Policy	10
• Contributions	10
• Charitable	10
• Political Contribution and Activities	11
• Travel Policy	11
• Personal Relationships	11
• Employee Privacy	11
• Workplace Safety	12
• Fitness for Duty	12

PROTECTING COMPANY ASSETS
• Use and Protection of Company Assets	12
• Property	13
• Computer Programs	14
• Computer Systems	14
• Handleman Owned/Leased Vehicles	15
• Funds	16
• Accurate and Complete Records	16
• Proprietary Information	17
• Confidentiality	17
• Copyrights	17
• Insider Trading	18
• Communications	19
• Internal Communications	19
• External Communications	19
• Emergency Management	20
• Business Continuity Program	20
• Fair Competition and Competitive Information	20

INTERNATIONAL BUSINESS PRACTICE
• Foreign Corrupt Practice Act	21
• Anti-bribery Provisions	21
• Accounting Provisions	21

EMPLOYEE ACKNOWLEDGEMENT	22

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INTRODUCTION

OVERVIEW

The foundation of the Handleman Company Code of Business Conduct and Ethics (“Code”) is based upon Handleman Company (“Handleman” or “we” or the “Company”) conducting business as a good corporate citizen. The Company will maintain strict compliance with the laws of the areas in which it does business, and promote an environment that allows its employees, officers and directors to practice and maintain high ethical standards. Handleman proactively promotes ethical behavior among its various stakeholders. Ethical behavior requires that individuals go beyond the minimum standards for legally acceptable behavior and act responsibly with regard to the well being of shareholders, customers and suppliers, as well as fellow employees and management.

Each employee, officer and director at Handleman is responsible for his or her own behavior. While performing their jobs, employees are responsible for ensuring that they conduct themselves in a manner that reflects positively on Handleman. All employees, officers and directors should refrain from actions that might prejudice or embarrass them or Handleman. If a situation arises in which the employee is uncertain as to proper conduct and the Code does not address the situation, the employee should seek advice from his/her supervisor, or, if necessary, the Company’s executive officers or directors.

This Code is supplemented in part by other corporate statements, but such other statements do not replace or modify any of the policies in this Code unless specifically stated therein. This Code applies to Handleman and all of its subsidiaries.

EMPLOYMENT RELATIONSHIP

Handleman employees are at-will employees. This means that the employee may terminate the employment relationship at any time without notice to Handleman, for any reason or no reason at all. Similarly, Handleman may terminate the employment relationship with the employee at any time and for any or no reason, as long as the employment termination is not discriminatory or against public policy. Handleman’s Chief Executive Officer has the authority to modify the at-will relationship in a signed written agreement.

HANDLEMAN CORE VALUES

Throughout its history, Handleman’s growth, profitability and prosperity has been linked to our employees’ ability to make decisions that are consistent with Handleman’s business values and core ethical principles. By ensuring these business values and principles are part of Handleman’s policies and practices, Handleman has established an ethical business culture that is understood by its employees, officers and directors, and woven into the fabric of the ways in which we work. Handleman Company is committed to:

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Honesty and Integrity – Honesty and integrity are defined as being free from deception, and being conscientious and adhering to a code of values; in other words, doing the right thing even when it is not in one’s own self-interest.

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An honest person understands that if he or she finds a wallet, it is the right thing to return it. A person with integrity will point out an error on a bill even when undercharged. As members of the business community and representatives of Handleman, honesty and integrity must be fundamental in all of our actions.

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Accountability – In our industry, Handleman employees are accountable to our customers, suppliers and each other. To be accountable, one must accept responsibility and be held accountable for the results. When results are not achieved, the person responsible will be held accountable, and when results are achieved, that person shares in the rewards.

We are accountable to each other, and Handleman is only as strong as the weakest link. In whatever area we work, the field, ADC or in the corporate office, Handleman employees cannot operate in a vacuum. Instead, we must interact and communicate to ensure that individual and mutual accountabilities are met and exceeded.

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Continuous Learning and Improvement – Staying one-step ahead of the industry – Handleman’s position as the leader in our industry demands that we must lead and not follow. Handleman is obligated to create an environment of continuous learning and improvement. No matter what level of experience or knowledge we have, there is always room for improvement. The world is changing at a rapid pace; we must adapt to this change.

At the same time, continuous learning and improvement involves risks. It is easy to have a 100% success rate when you are not taking risks; however, the true industry leader accepts failure and adapts while always moving forward. Staying one-step ahead is paramount to our continued success.

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Focused on Our Stakeholders – Customers, Employees, Vendors and Shareholders – Handleman shareholders win when its customers, vendors and fellow employees win. This necessitates an environment of shared learning, risks and rewards. This must be our mutual goal. Everything we do and every decision we make must relate in a way that benefits our customers, vendors, fellow employees, and shareholders.

Our organization is designed to accomplish this goal. We are challenged to share best practices, communicate openly and honestly and have mutual respect throughout all parts of Handleman.

These core values support and guide our leadership in establishing the strategic direction of Handleman. Handleman’s employees, officers, directors, representatives and suppliers are expected to conduct their business in accordance with these ethical

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principles. Handleman’s reputation is based on the personal integrity of each of its employees, officers, directors and those with whom we do business. Handleman must exercise sound judgment as a global business leader, employer of choice, and good corporate citizen.

RESPONSIBILITY

All employees, officers and directors shall be responsible for compliance with the Code, including distribution to, and compliance by, the employees in their respective departments. Any employee or officer who violates the policies in this Code shall be subject to disciplinary action up to and including dismissal.

The Code of Business Conduct and Ethics is also included on Handleman’s Internet website @www.handleman.com, and Intranet website.

Handleman’s Chief Executive Officer (“CEO”) shall have overall responsibility for supervising compliance with the Code, establishing procedures whereby compliance can be monitored and investigating violations or suspected violations of this Code. The Chief Financial Officer (“CFO”) will update and distribute the Code to all employees, officers, and directors, at least annually. Key employees, officers and directors shall periodically certify compliance with the Code, and shall require other employees to do so. Handleman may also discipline employees and officers who do not submit accurate acknowledgement letters in a timely manner.

Any violations of the Code must be reported as outlined below (Reporting of Illegal and Unethical Behavior). Handleman’s Audit Committee of the Board of Directors will oversee employee concerns of any violations or suspected violations of this Code.

REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR

All employees, officers and directors have a duty to adhere to the Code. While Handleman does not expect its employees and officers to monitor each other’s business conduct, Handleman does expect employees and officers to maintain high ethical standards and personal integrity that may require reporting violations of this Code. Any employees having information or knowledge of an alleged violation of this Code shall promptly report the information to (i) his/her supervisor or other member of management, (ii) P.O. Box 206, Troy, MI 48099-0203, or (iii) the ethics e-mail at ethics@handleman.com.

Additionally, employees may anonymously submit concerns regarding questionable accounting or auditing matters by calling “The Network”, (1-888-749-1953) an independent organization, that provides an anonymous reporting service for Handleman. As discussed below, Handleman’s policy prohibits retaliation against any employee who reports a suspected violation.

CODE OF CONDUCT AND ETHICS

VIOLATIONS AND DISCIPLINE

Handleman prohibits participation by any employee, officer or director on Handleman’s behalf in any action or scheme for any unlawful purpose.

Handleman expects its employees, officers and directors to adhere strictly to the requirements of various laws, rules and regulations affecting Handleman’s business, in addition to other laws mentioned in this Code. These laws include the Internal Revenue Code and various applicable federal, state, provincial and local laws, appropriate private and public regulatory agencies, the Securities Act and the Securities Exchange Act (including prohibitions on various insider trading activities in Handleman’s stock and prohibitions on disclosure of material or confidential inside information), and various antitrust laws, such as the Sherman Act, the Clayton Act, the Robinson-Patman Act and the Federal Trade Commission Act (including prohibitions on price fixing, improper price inducements or allowances on the sale or purchase of merchandise, discriminatory allowances for various services or false and misleading advertising). Handleman does not expect every employee, officer and director to have full knowledge of the laws affecting his or her responsibilities. However, each employee should have a general knowledge of prohibited activities related to his or her work and seek guidance, either directly from a Handleman Executive Officer or from Handleman’s Corporate Legal Counsel, on any matter regarding which there is a question.

IMPACT OF VIOLATIONS ON HANDLEMAN AND YOU

Violations of the law can expose both Handleman and the individual violator to substantial fines, penalties and civil damages. Individuals could face criminal penalties and prison terms. Further, violations of the law could severely damage Handleman’s reputation, which could result in loss of customers.

RETALIATION PROHIBITED

Employees who report suspected violations (sometimes referred to as “whistleblowers”) should not be concerned about retaliation from Handleman or its employees. Handleman policy expressly prohibits any form of retaliation against employees who, in good faith, report suspected violations of the law or Handleman’s policy or who cooperate in an investigation of a suspected violation reported by someone else. Handleman will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee with respect to his/her conditions of employment based on good faith reporting of violations of laws, rules, regulations, of the Code. All employees can be assured that the reporting of any known violations of others will not have an effect on their careers with Handleman. Further, Handleman will handle all reports as confidentially as possible, while enabling Handleman to conduct a thorough investigation.

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INTERNATIONAL APPLICATION

This document primarily summarizes U.S. legal requirements. Employees in non-U.S. locations must comply with region- and country-specific laws and operating practices, as well. For advice on non-U.S. laws and practices, contact Handleman’s Corporate Legal Counsel for assistance.

PERSONAL CONDUCT

Each employee, officer and director should deal fairly with Handleman’s customers, suppliers, competitors, shareholders and employees. No employee, officer or director shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice.

NON-DISCRIMINATION AND EQUAL OPPORTUNITY

It is Handleman’s policy to recruit and hire, compensate, train, promote, discipline, demote and discharge employees in full compliance with state and federal laws relating to equal-employment opportunity.

ANTI-HARASSMENT

Harassment

Further, Handleman has always taken pride in striving to provide a positive and harassment-free work environment that offers each employee and officer the opportunity to perform to his/her full potential. Harassment is generally defined as unwelcome conduct that has the purpose or effect of creating an intimidating, hostile or offensive environment, unreasonably interfering with an individual’s work performance, or adversely affecting an individual’s opportunities in the work place.

Handleman prohibits harassment relating to an individual’s race, color, creed, religion, age, national origin, citizenship status, gender, sexual orientation, weight, height, disability, marital status, veteran status or any other protected classification. Handleman’s commitment to a harassment-free work environment applies to every aspect of the relationship with Handleman and includes employees, contractors, customers and members of the public.

Sexual Harassment

Handleman does not tolerate workplace sexual harassment. Sexual harassment violates an individual’s fundamental rights and personal dignity. Sexual harassment also undermines Handleman’s commitment to a reward system based on merit, intellectual excellence, and job performance. Handleman considers sexual harassment in all its forms to be a serious offense.

CODE OF CONDUCT AND ETHICS

Sexual harassment is defined as unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature when:

1.	Submission to such conduct is made, either explicitly or implicitly, a condition of an individual’s employment; or

2.	Submission to or rejection of such conduct by an individual is used as a basis for employment, promotion, demotion, compensation or other personnel decisions affecting the employee; or

3.	Such conduct has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, hostile or offensive work or other environment.

For more detailed information regarding the Handleman Sexual Harassment Policy and the procedure for reporting sexual harassment claims, please refer to the Handleman Company Sexual Harassment Policy.

DIVERSITY

Handleman views diversity as a business imperative that allows us to be competitive as we expand globally. Our goals require that our workforce demographics and our management of workforce diversity be an integral part of our organizational strategy.

PERFORMANCE

Business results are absolutely critical to Handleman’s success. However, business results alone are not a sufficient measure of an individual’s performance. How we accomplish those business results is just as important as what we accomplish. Employees are accountable for achieving results while living our values and complying with our standards.

Management is also responsible for setting expectations for its employees, evaluating employee performance periodically, evaluating results achieved, providing feedback, and rewarding and/or recognizing good performance. Management offers training and counseling to help employees reach a good balance between people and business skills.

Management is also responsible for establishing work rules or standards governing its day-to-day operations. Some examples are the attendance policy, rules for calling in when absent, personal appearance standards appropriate to the workplace, workspace appearance standards, wearing company identification, and other rules about how work is scheduled and accomplished safely and effectively.

PERSONAL INTEREST

We encourage employees to be involved in activities and personal interests outside of work responsibilities. At the same time, employees must make sure that such involvements do not inappropriately affect work responsibilities or compromise the ability to make sound, impartial and objective business decisions.

CODE OF CONDUCT AND ETHICS

Handleman employees and officers must act in the best interests of our customers, other business partners, and Handleman, and must avoid improper influence or even the appearance of improper influence or non-business considerations.

Handleman employees and officers must obtain Handleman’s prior written approval before becoming a director, officer or consultant of any business organization (other than a charitable or nonprofit one) regardless of whether the organization does business with Handleman.

CONFLICT OF INTEREST

A “conflict of interest” occurs when an individual’s private interest interferes in any way or even appears to interfere with Handleman’s interests as a whole.

Employees, officers and directors are expected to act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships. Proper ethical handling of actual or apparent conflicts of interest between personal and professional relationships must be maintained.

It is important for all personnel to avoid conflicts of interest that could impair their independent judgment concerning Handleman business. It is Handleman’s desire to avoid not only actual and potential conflicts, but also the appearance of conflicts of interest involving any employee, officer or director of Handleman or its subsidiaries. No statement of policy, no matter how comprehensive and detailed, can possibly cover all situations and definitively answer the difficult questions of judgment involved. Handleman must rely on the character, integrity and common sense of its employees to avoid situations in which such conflicts might appear to exist. Employees, officers and directors must act in good faith, responsibly, and with due care without misrepresenting material facts or allowing their independent judgment to be subordinated.

When there is a question as to whether a conflict of interest might be involved in an existing situation, or in some proposed action, an employee, officer or director should not attempt to evaluate his/her own case, but should resolve any doubt in favor of full disclosure of the facts to Handleman.

Handleman will consider a Handleman director, officer or employee to have a conflict of interest in any situation where such director, officer or employee fails to disclose to Handleman the activities of any other Handleman director, officer or employee that does not adhere to the guidelines outlined below.

a.	No employee, officer or director shall engage in any activity that is or could foreseeably become competitive with any business activities and operations conducted from time to time by Handleman.

CODE OF CONDUCT AND ETHICS

b.	No employee, officer or director shall engage in any part-time business consulting arrangements or other business activities that would affect his/her ability to perform his duties efficiently for Handleman. This would not apply to normal civic or charitable duties.

c.	No employee, officer or director or any of his/her immediate relatives shall sell or lease to, or buy or lease from, Handleman, any kind of property, facility, equipment or service directly or indirectly without the approval of the Chief Executive Officer (this section excludes the purchase of compact discs, tapes, books or other merchandise sold by Handleman as permitted under normal Handleman operating guidelines).

d.	No employee, officer or director or any of his/her immediate relatives shall have any interest, direct or indirect, in any vendor, supplier, customer, contractor or subcontractor doing business with Handleman, except for the ownership of securities of a publicly traded company.

e.	No executive officer or director shall obtain a personal loan from Handleman.

Duty of Loyalty

Employees, officers and directors should not place themselves in a situation where they, rather than Handleman, profit from a business transaction in which the circumstances indicate that the business opportunity and the related profit rightfully should have been made available to Handleman. In general, business opportunities that might reasonably be expected to be of interest to Handleman should be brought to the CEO’s attention for a determination as to whether Handleman wishes to pursue it.

VENDOR GRATUITY POLICY

In today’s corporate environment, it is imperative that Handleman maintain its objectivity in relationships with vendors. Handleman’s policy is that all employees must receive the appropriate approval prior to the acceptance of any vendor gratuity over $50.00 in value. Vendor gratuities are anything of value and include, but are not limited to, funded trips, entertainment (including concert tickets), gifts, food and beverages, personal favors or benefits provided directly to an employee or to another party as a result of the relationship with the Handleman employee by vendors, customers or other parties doing or attempting to do business with Handleman Company.

Handleman employees may accept event tickets offered to them by Handleman’s business partners after receiving the appropriate approval on the Vendor Gratuity Approval Form. In Handleman’s efforts to remain impartial, however, Handleman and Handleman employees may only request event tickets from Handleman business partners when the Handleman employee wants the event tickets to entertain a Handleman customer. Employees requesting tickets for personal use must pay the full value for the

CODE OF CONDUCT AND ETHICS

event tickets. In situations in which the Handleman Vendor provides Handleman with event tickets for distribution to Handleman employees, Handleman will distribute the event tickets with consideration given to: entertaining vendors and/or customers, rewarding valuable employees, and/or selecting employees randomly from those employees who express an interest in attending the event.

An employee must receive prior approval to accept a vendor gratuity. Therefore, Handleman employees must complete the Vendor Gratuity Approval Form. Where possible, the employee should submit the Vendor Gratuity Approval Form at least 10 business days prior to the date on which the Handleman Employee proposes to accept the gift. The Vendor Gratuity Approval Form is to be completed for any vendor gratuity that has a value, including street, market or face value, of $50.00 or higher, regardless of the amount the vendor states it paid for the gratuity.

After completing the Vendor Gratuity Approval Form, the Handleman employee must submit it to his/her immediate supervisor for approval. After receiving the supervisor’s approval, the Handleman employee must forward the Vendor Gratuity Approval Form to his/her Division Head for approval (or the appropriate subsidiary counterpart as identified on the Vendor Gratuity Approval Form). The Division Head must then submit the Vendor Gratuity Form to the CEO, COO or CFO (or the appropriate subsidiary counterpart as identified on the Vendor Gratuity Approval Form) for review and in the case of a request with a value of $250.00 or more for approval. The Handleman employee must then forward the completed form to the Corporate Controller who will monitor compliance with the policy. The Controller also summarizes and reports the information to the Audit Committee of the Board of Directors.

Handleman recognizes that some vendor sponsored trips are customary within the industry and attendance on such trips can strengthen Handleman’s relationships with others in the industry. Accordingly, we do not discourage employees from attending vendor sponsored trips that are also generally available to employees of other companies. The employee is, however, required to complete the Vendor Gratuity Approval Form stating the business purpose of the trip and receive the appropriate approvals prior to attending the trip.

On occasion, a vendor may send a perishable item (such as fruit baskets, candy or snacks) to a Handleman employee. While these items may be valued at greater than $50.00, it may not be practical to send the items back to the Vendor. In those instances, it is recommended that the employee notify his/her immediate supervisor of the gratuity and then place the item in a common area to share with all Handleman employees.

SOLICITATION OF VENDOR GIFTS FOR COMPANY EVENTS

Handleman appreciates the benefits of vendors providing gifts for Handleman sponsored events and/or charitable events. Handleman employees or committees that would like to solicit donations or contributions for these type events must submit a request to the Corporate Contributions Executive Administrator for approval. Handleman employees and/or committees must not request donations and/or contributions for any event that are not company events and/or charitable events.

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GIFT GIVING POLICY

There are many instances in which Handleman employees may want to express thanks and best wishes to our customers, suppliers and their employees. In today’s business environment, gift giving is a very sensitive area and many companies, like Handleman, have strict policies to which they adhere in order to assure arms’ length transactions. Many of our customers have informed us that they have policies that prohibit their employees from accepting any gifts.

Handleman’s policy is that its employees should not give gifts to its business partners. If there is a unique situation, in which you believe a gift is appropriate and not in violation of the business partner’s policy, then please confer with your Senior Management Executive prior to giving the gift. Further, Handleman prohibits gifts and other gratuities, personal favors or benefits provided out of corporate funds, or other assets, except for lawful items of nominal value that are customary in the industry in which the company operates. Reasonable business related expenditures for food and beverages must be properly accounted for on corporate records. Handleman employees may give customary nominal gratuities for services performed by business partners.

CONTRIBUTIONS

Charitable

Handleman and its employees have a long history of commitment to the communities in which we live and work. We carry out that commitment by contributing financial, human, and material resources to community causes. The communities, the general public and Handleman all benefit from such contributions.

These contributions support our commitment to increasing both customer and shareholder value because they strengthen the quality of life and enable social and economic progress and stability. Contributions are managed by the Manager, Corporate Giving and Volunteerism.

Political Contribution and Activities

Handleman prohibits its directors, officers or employees from making unlawful contributions from corporate funds or other assets to a political party, political committee or other political organization, or to a candidate for political office, is prohibited. Political contributions, if lawful, require Board of Directors’ approval. Please contact Executive Administrator, Corporate Contributions, for a copy of Handleman’s Charitable Contribution Program for eligible contributions and the Matching Gifts Policy.

CODE OF CONDUCT AND ETHICS

TRAVEL POLICY

Handleman’s expense reimbursement policy is intended to reimburse employees for business expenses incurred while performing their job assignments that would not have been incurred had the employees not been on authorized company business.

Employees who do not incur such expenses in the normal conduct of their job assignment are to obtain authorization from their Supervisor prior to incurring travel and entertainment expenditures. Any expenses incurred that deviate from this policy will not be accepted and will be charged back to the employee, unless “appropriate” approval is received prior to incurring such expenses. (Typically, appropriate approval would be considered Vice President level or above).

Expenses charged to Handleman shall be within reasonable limits. Employees are expected to exercise the same degree of prudence and judgment in compliance with the Handleman Company Travel Policy.

PERSONAL RELATIONSHIPS

While Handleman does not prohibit personal relationships in the workplace, Handleman employees must avoid inappropriate reporting relationships and may not directly or indirectly supervise or report to persons with whom they have a family or close personal relationship. If this situation develops, the employees must immediately disclose the matter to Human Resources for review and appropriate actions. Where such situations exist, Handleman’s Human Resources department will attempt to separate the employees with family or close personal relationship from assignments in which one of the employees may have influence in areas of job assignments, performance evaluation, promotions, compensation decisions and hiring practices of the other.

Further, Handleman employees or officers will not be involved directly or indirectly in any Company transaction or account that directly involves someone with whom the employee has a family or close personal relationship or outside business relationship.

EMPLOYEE PRIVACY

Handleman employees must respect each other’s privacy. Handleman employees must not engage in behavior that runs contrary to Handleman’s commitment to maintain a workplace of mutual consideration and that does not inhibit Handleman employees from effectively working together.

At certain times, it is necessary for Handleman to search employee workspaces for the safety and protection of Handleman, its assets and its employees and for Handleman to investigate possible violations of Company policy or law.

•	Handleman retains the right to search any and all Company property at any time, including, but not limited to, offices, desks, lockers, company-owned vehicles, e-mail,

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voice mail, Handleman phone usage records, and computer files. This applies also to Company property located off-premises, such as Company property used by employees who work in telecommuting jobs.

•	Handleman also retains the right to search all persons, parcels and vehicles on Company property.

Handleman is not normally concerned with an employee’s conduct off the job, unless it impairs an employee’s performance on the job or affects Handleman’s reputation or business interests.

WORKPLACE SAFETY

Handleman Company understands that a healthy and safe working environment is essential for employee and customer satisfaction and Handleman is dedicated to providing such an environment for its employees, customers and vendors. Each employee must maintain and encourage others to maintain a healthy and safe workplace. Employees should immediately report any and all hazards and injuries to their supervisor.

FITNESS FOR DUTY

Handleman expects its employees to be fit for duty when at work. Physical and emotional fitness assure that employees can perform the requirements of their jobs without risk to the employees or others. Violations can threaten our Company’s reputation and result in criminal prosecution.

Handleman bases its criteria for determining whether an employee is fit for duty on applicable regulations and policies. Generally, Handleman will not allow employees who are not fit for duty or who cannot be medically certified as to their ability to perform their essential job duties to report for work. Handleman will reasonably accommodate, however, employees who are, for reasons other than substance abuse, medically restricted so long as the employees are able to perform their essential job duties.

PROTECTING COMPANY ASSETS

USE AND PROTECTION OF COMPANY ASSETS

All employees, officers and directors should protect Handleman’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on Handleman’s profitability. Handleman Employees must use Handleman’s assets for legitimate business purposes. Handleman prohibits use of corporate funds or other assets for any unlawful purpose, local customs and traditions notwithstanding.

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Handleman prohibits the improper removal of Handleman property from Handleman’s premises. This includes unauthorized disclosure or transmittal of Handleman information to outside parties.

All work product generated by an employee, officer or director during any period of time for which he/she is compensated by Handleman is the sole property of Handleman. Handleman’s Code does not intend that Handleman would own the product of any work performed by an employee, officer or director outside of Handleman work time, created without the use of Handleman facilities or equipment, and which is not in any way related to Handleman Company or its business.

During working hours and during any period of time that an employee is utilizing Handleman facilities or equipment, substantially all of the employee’s time shall be devoted to his/her employment duties. Additionally, employees are responsible for the use of and control over all assets and resources employed or entrusted to them.

Handleman’s computer and network hardware, software, stored data and communication systems are key components of its business. Examples of communication systems are telephone, voicemail, e-mail, Internet/Intranet, fax machines and pagers. Use of and access to these communication systems is limited primarily to business purposes only and should be made only from authorized connection points. Handleman reserves the right to review and disclose the contents of any electronic communication to others either inside or outside Handleman. Employees, officers and directors should not use any Handleman communications systems to transmit information or messages they wish to keep private. Each employee, officer and director is responsible for protecting these resources from damage, destruction, viruses, alteration, theft, fraudulent manipulation, and unauthorized access, disclosure, or use. All employees are required to review and comply with Handleman Information System Security Policies Manual and sign the Data Security Compliance Agreement form.

PROPERTY

Handleman has a duty to its stakeholders to properly acquire, handle, and dispose of Company property and to maximize return on assets. It is Handleman’s responsibility to properly use, maintain and safeguard our company assets. How Handleman uses and cares for such property also affects our financial success.

Computer Programs

Computer programs developed by or for Handleman are confidential information. Handleman employees must also comply with a computer program’s license agreement, which likely restricts duplication and transfer, and may impose obligations of confidentiality and limitations on use.

Handleman and its employees use two types of software:

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Software written by Handleman employees or by independent contractors – In most cases, this type of software is processed by the large mainframes housed in a computer center, but some of it also runs on personal computers and Personal Digital Assistants. Handleman owns this software, as well as its copyright. Handleman has invested a substantial amount of money in developing this software, and it must not be shared outside Handleman without first obtaining proper clearances.

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Software written by others and protected by copyrights assigned to a software developer – This type of software is used mainly on personal computers and workstations. Handleman buys a license that only gives it the right to use the software. Handleman does not own the software. Thus, Handleman employees must ensure that the software is not copied illegally. If a Handleman employee illegally copies any software, infringement lawsuits can be filed against Handleman, resulting in costly legal fees and substantial financial penalties.

Handleman’s employees must not copy commercial software, even if it is convenient or if the employee needs the software immediately. Further, Handleman employees must not copy or transfer Handleman-licensed commercial software to his/her home computer without authorization from the copyright owner.

Computer Systems

Handleman communications and computer systems are vital to the operations of our business. Our success is directly related to how we effectively use and properly safeguard these communications and computer systems. Specific examples of these systems are company telephones, voice mail, e-mail, intranet/internet accounts, fax machines, pagers, desktop computers, computer systems and networks, information used to access our networks, such as passwords and IDs, portable computer devices, and building access keycards.

Although Handleman communications and computer systems are intended to be used solely for business purposes, occasional personal use (for example, personal phone calls, voice mail messages, e-mail and internet usage) is permissible as long as such use does not:

•	interfere with our work responsibilities or normal business operations;

•	involve personal outside business and/or other organizations and activities such as soliciting or promoting personal commercial ventures or political or religious causes;

•	lead to unreasonable costs to Handleman;

•	violate our core values or the standards contained in the Handleman Company policies.

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The use of communications and computer systems may be monitored or accessed by management to ensure the integrity of the technology and to detect unauthorized access or use, and for other business purposes.

Additionally, Handleman employees must refrain from participating in message boards, blog sites and any other similar communication method in which the employee would participate in discussions regarding Handleman, its confidential, proprietary or sensitive business information. As certain laws and regulations could deem Handleman responsible for its employees’ participation in these communication methods, Handleman may monitor these sites and maintains the right to discipline its employees who participate on these sites in violation of this policy.

Handleman Owned/Leased Vehicles

Handleman employees who use a Handleman-owned/leased vehicle for any reason, or an employee who uses his or her own vehicle while on Handleman business, must operate the vehicle safely and courteously. All occupants must use lap and shoulder belts. Also, the employee or anyone who the employee entrusts with a Handleman owned vehicle, must comply with all traffic laws and regulations, heed all applicable traffic signs, signals and markings and, above all, exercise care and prudence under the existing traffic, road and weather conditions. Finally, the employee must consider any physical or other limitations that may impair his/her ability to drive. In particular, the employee must never operate a vehicle if the employee has consumed alcohol or any other substance that impairs his/her driving ability.

Each country may have its own car policy that differs from the one stated above. It may include additional restrictions or requirements. Handleman employees must consult with the employee’s local lease car representative for the specific policy in the country in which the employee has the vehicle.

If a Handleman owned vehicle is involved in an accident, the employee must cooperate with Handleman personnel who are investigating the accident. This includes ensuring that an automobile accident or loss report is completed and submitted within 48 hours of the occurrence to the appropriate departments (even if there is no damage to the vehicle or injuries).

Any violation of these policies may result in restriction or termination of the employee’s lease privileges or in disciplinary action against the employee, up to and including employment termination. The employee may also be required to reimburse Handleman for any damages to the vehicle. Additionally, Handleman may, at its discretion, terminate a lease or assignment and may prohibit the employee or members of the employee’s immediate household from using leased or assigned vehicles if Handleman determines that continued use of the vehicle by the individual or individuals constitute unacceptable risk.

CODE OF CONDUCT AND ETHICS

FUNDS

Handleman’s treatment of its funds has a direct impact on our overall financial success. Proper handling and safeguarding of such funds helps prevent misuse and theft. Handleman will handle its funds prudently and work in an ethical manner to get the best value in exchange for them.

Handleman funds are any documents or records that have financial value or are equivalent to documents or records with financial value. Some examples are currency, checks, vouchers, credit or other charge cards, receivables, payables, money orders, postage, bills, benefits enrollment forms, reimbursement claims, paychecks, expense reimbursements and invoices.

See existing Handleman Company policies and guidelines on proper accounting and expense reimbursement procedures.

ACCURATE AND COMPLETE RECORDS

Handleman requires its employees, officers and directors to observe and comply with generally accepted accounting principles, Handleman’s system of internal accounting controls, the Foreign Corrupt Practices Act and Sarbanes-Oxley Act provisions. These policies and laws ensure that the corporate books and records accurately and fairly reflect, in reasonable detail, the transactions and dispositions of Handleman’s assets. Employees, officers and directors should also provide constituents with information that is full, fair, accurate, complete, objective, relevant, timely and understandable. Because of these requirements:

a.	No false, misleading or artificial entries shall be made on corporate books, records and reports for any reason.

b.	No undisclosed or unrecorded corporate funds or assets shall be established for any purpose nor should any off-balance sheet transactions or financing occur without the knowledge and approval of Handleman’s CEO and CFO.

c.	No payments from corporate funds or other assets shall be approved or be made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment. All payments must be supported with appropriately approved purchase orders, invoices or receipts, expense reports or other customary documents that are in accordance with established policy.

d.	Officers, directors and persons under their direction must not attempt to improperly influence Handleman’s external auditors.

CODE OF CONDUCT AND ETHICS

PROPRIETARY INFORMATION

Proprietary information is information owned, controlled and/or developed by Handleman. The information has an actual or potential economic value to the Company and could be of value to Handleman’s competitors if disclosed to them. It is information that is generally not known to the public.

Handleman’s business strategies are based on proprietary information. Therefore, Handleman must protect its proprietary information from unauthorized disclosure and unauthorized use. In situations in which Handleman has to disclose proprietary information, employees must first consult with Corporate Legal Counsel. Handleman will not under any circumstances disclose its proprietary information without a written non-disclosure agreement that has been approved by the Corporate Legal Counsel.

CONFIDENTIALITY

Employees, officers and directors should maintain the confidentiality of information entrusted to them by Handleman or its customers except when disclosure is authorized or legally mandated (and in such cases must notify Corporate Legal Counsel prior to making the disclosure). Confidential information includes all non-public information that might be of use to competitors, or harmful to Handleman or its customers, if disclosed. Confidential information acquired in the course of an employee’s, officers, or director’s work must not be used for their personal advantage.

It is imperative that no information relating to Handleman be disclosed to any unauthorized persons. Even within your own unit or branch, information should only be revealed to those specific employees that have a need to know that information.

No employee, officer or director shall disclose or use trade secrets, price lists, supplier lists or inside information or other confidential information that he/she obtains in the course of his/her employment for his/her personal financial gain, or disclose such information to any outside person or party at any time, including after separation of employment from Handleman.

COPYRIGHTS

A copyright is a property right that prevents others from copying artistic, literary and other intellectual works without the appropriate permission from the copyright owner. In situations in which you want to copy for distribution or even e-mail to others articles in magazines, journals or other publications to which Handleman subscribes, you must also obtain a copyright license or permission to do so. Further, if you believe that Handleman has created works for which it should obtain a copyright, you should also consult with Handleman’s Corporate Legal Counsel.

CODE OF CONDUCT AND ETHICS

INSIDER TRADING

Handleman’s Chief Financial Officer or Corporate Secretary will notify individuals who are considered “restricted employees” with respect to trading in Handleman stock. No stock of Handleman Company should be purchased or sold by a director, officer or restricted employee without first clearing the proposed purchase or sale with Handleman’s CFO or Corporate Secretary (who, when warranted, will review the proposed transaction with Corporate Legal Counsel). In addition, Handleman’s policy states a Handleman director, officer or employee should make stock trades only during the period beginning twenty-four hours after the date of the earnings release or release of other material information and through the end of such current fiscal quarter (the “open window period”). The twenty-four hour period may be extended if circumstances warrant a longer closed window period. Further, the CEO may extend the open window period for up to two weeks after the close of a fiscal quarter when, upon consultation with the CFO and Corporate Legal Counsel, it is determined that there is no undisclosed material non-public information about Handleman that could be expected to affect the investment decision of an investor. If, however, during the closed window period a release of preliminary financial results occurs, Handleman’s CFO or Corporate Secretary will make a determination, after consulting with the CEO and Corporate Legal Counsel, if such release constitutes an earnings release sufficient to end the restricted period. If such a determination is made, the restricted period will end twenty-four hours after the date of release of preliminary financial results. Handleman’s CFO or Corporate Secretary will be responsible for advising directors, officers and restricted employees of this change. If a personal hardship or other extenuating circumstances cause a need to sell Handleman stock during the restricted period, Handleman’s CFO or Corporate Secretary can approve sales of 500 shares or less.

In any event, no trading can take place at any time if there is material information regarding Handleman that is not publicly disclosed (“restricted period”). In general, the restricted period will continue until the material information is disclosed or is no longer material. Accordingly, since a restricted employee might not be aware of possible material developments concerning Handleman, the restricted employee must always consult with Handleman’s CFO or Corporate Secretary before any trading occurs.

The exercise of a stock option pursuant to an existing stock option agreement may occur at any time; however, the sale of any shares of Handleman’s stock received as a result of the exercise of the option should be handled in the manner described in the previous paragraphs. This general rule may be further restricted, in the case of beneficial owners, Directors and Executive Officers, by the policy that requires adherence to various laws affecting Handleman’s business, including the Securities Act and the Securities Exchange Act. Such restrictions would relate to the prohibition against an individual realizing a profit by purchasing and selling, or selling and purchasing, any equity security of Handleman within any period of less than six months.

Guidance for a restricted employee’s participation in Handleman’s 401(k) follows:

•	Upon first joining the Plan, an employee may begin contributing into Handleman stock fund at any time.

CODE OF CONDUCT AND ETHICS

•	An employee may reduce or stop deferring salary into Handleman stock fund at any time.

•	Once in the Plan, an employee may make a new deferral or increase a current deferral into Handleman stock fund only during an open window period.

•	Employees may make intra-Plan transfers into or out of Handleman stock fund only during an open window period.

The Securities and Exchange Commission also regulates Executive Officer’s 401(k) transactions. Requirements include the prohibition against realizing a profit by purchasing and selling, or selling and purchasing Handleman stock in the Plan within any period of less than six months.

Employees that are not considered “restricted employees” may purchase or sell Handleman Company stock at any time. If a non-restricted employee, however, becomes aware of financial results or other material information that has not been publicly disclosed, the individual will be subject to the same restricted trading periods as a restricted employee.

COMMUNICATIONS

Handleman is committed to using effective communication to build good relationships with shareholders, customers, employees, and the general public. Communication will always be truthful, timely, compliant with legal and regulatory requirements, and consistent with Handleman’s core values.

Internal Communication

A two-way flow of information is encouraged and expected, except where the information is confidential or highly sensitive. Ideas and information should flow between and among employees and organizations at all levels to enhance understanding and further achievement of business objectives.

Management will use regular meetings, written communication, and other appropriate communication methods to ensure employees are informed about Handleman’s plans and results, as well as issues affecting them as individuals. These communication methods should not, however, replace face-to-face dialogue, which is desirable and essential at all levels throughout the organization.

External Communication

Handleman is open to helping the media and others seeking information about Handleman. However, Handleman must protect the privacy of employees and customers, and to avoid disclosing proprietary or confidential information. For that reason, Investor Relations manages all communication with the news media.

CODE OF CONDUCT AND ETHICS

Investor Relations and the appropriate Handleman officers will approve all formal communications related to Handleman including presentations, speeches, and brochures.

EMERGENCY MANAGEMENT

Business Continuity Program

Handleman is committed to develop, implement, and maintain a centralized repository for the business continuity information and procedures. The program is needed to facilitate Handleman’s management timely decision making in the event of an emergency, disaster or extended interruption of Handleman’s daily operations. The program is especially important if a prompt recovery of operations cannot be accomplished by employing only normal daily operating procedures.

The Business Continuity Program demonstrates Handleman’s commitment to the safety of its employees and public, along with the commitment to the prevention, incident response, recovery and restoration of critical business processes. Handleman is committed to ensuring the accuracy and timeliness of the policies, information and action plans contained within the program.

The Business Continuity Program encompasses:

•	Site Emergency Preparedness, Response & Safety Plans that address the safety of personnel and the protection of property during emergencies.

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Incident Management Plans that enable Handleman Management and its partners to work together more effectively and efficiently to manage emergency or disasters no matter what the cause, size or complexity.

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Business Unit Recovery Plans created by the business units that detail their critical business functions that must be recovered immediately after an incident occurs. The plans include the necessary procedures, tasks and resources required to resume the business unit’s critical functions.

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IT Disaster Recovery Plans that detail procedures to recover the IT environment following an emergency or disaster. The objective of an IT Disaster Recovery plan is to establish defined responsibilities, actions and procedures to recover computer, communication and network environment in the event of an unexpected and unscheduled interruption.

FAIR COMPETITION AND COMPETITIVE INFORMATION

It is proper for us to gather information about the marketplace including information about our competitors and their products and services. We also want to compete fairly and to avoid even the appearance of improper agreements and understandings. Therefore, we will act in accordance with applicable laws and accepted ethical industry practices regarding gathering competitive data.

CODE OF CONDUCT AND ETHICS

INTERNATIONAL BUSINESS PRACTICES

FOREIGN CORRUPT PRACTICES ACT

The purpose of the United States Foreign Corrupt Practices Act (“FCPA”) is to prevent the bribery of foreign government or political officials, as well as officials of public-international organizations (e.g., the UN, IMF or World Bank). It has two important components that are summarized below, which are the anti-bribery provisions and the accounting provisions.

ANTI-BRIBERY PROVISIONS

The FCPA prohibits U.S. companies and individuals from giving or promising to give anything of value to a foreign government official, foreign political party or candidate or official of a public-international organization, whether directly or through a third party, for the purpose of obtaining or retaining business or directing business to another person (even if the business isn’t with the foreign government).

The anti-bribery provisions apply to the actions of U.S. companies and individuals taken anywhere in the world. The provisions do not specifically apply to Handleman subsidiaries incorporated outside the United States, or their officers, directors or employees who are not U.S. individuals, if no action in furtherance of a prohibited activity has a physical connection to the United States (the connection with the United States need only be minimal – phone calls or e-mails to or from the United States would likely satisfy this requirement). In addition, Handleman could be liable if it is found to have authorized, directed or participated in an improper payment.

ACCOUNTING PROVISIONS

U.S. companies must keep their books, records and accounts in reasonable detail, accurately and fairly reflecting transactions and the disposition of assets. They must also maintain a system of internal accounting controls that:

•	Give reasonable assurance that transactions are in accordance with management’s authorization.

•	Are properly recorded.

•	Allow access to assets only in accordance with proper authorization.

The FCPA requires Handleman to try to persuade foreign subsidiaries and affiliates to adopt a system of acceptable internal accounting controls.

CODE OF CONDUCT AND ETHICS

EMPLOYEE ACKNOWLEDGMENT

Handleman’s Code of Conduct makes it clear that Handleman requires adherence to the law, its core values and the highest standards of integrity. Handleman requires this commitment from all of its employees. Handleman requires that each of its employees receiving the Code of Conduct confirm his/her individual commitment to act responsibly on Handleman’s behalf and adhere to the Code of Conduct and its principles.